Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Currenc Group Inc. on Form S-1 of our report dated March 27, 2024, which includes an explanatory paragraph as to InFint Acquisition Corporation’s ability to continue as a going concern, with respect to our audits of the financial statements of InFint Acquisition Corporation as of December 31, 2023 and 2022 and for each of the two years ended December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Hartford, CT

September 27, 2024